FINANCIAL STATEMENTS AND
                            INDEPENDENT AUDITORS' REPORT

                                 BLUE HILL HOUSING
                                LIMITED PARTNERSHIP

                          DECEMBER 31, 1997, 1996 AND 1995


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                       Blue Hill Housing Limited Partnership
                                 TABLE OF CONTENTS




INDEPENDENT AUDITORS' REPORT


FINANCIAL STATEMENTS


      BALANCE SHEETS


      STATEMENTS OF PROFIT AND LOSS


      STATEMENTS OF PARTNERS' EQUITY


      STATEMENTS OF CASH FLOWS


      NOTES TO FINANCIAL STATEMENTS


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                            INDEPENDENT AUDITORS' REPORT






To the Partners
Blue Hill Housing Limited Partnership

      We have audited the accompanying balance sheets of Blue Hill Housing Limited Partnership as of December 31, 1997 and 1996, and the related statements of profit and loss, partners' equity and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blue Hill Housing Limited Partnership as of December 31, 1997 and 1996, and the results of its operations, the changes in partners' equity and cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.


/s/ Reznick Fedder & Silverman

Bethesda, Maryland
January 31, 1998












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                       Blue Hill Housing Limited Partnership
                                   BALANCE SHEETS
                                    December 31,

              ASSETS
                                                   1997         1996
CURRENT ASSETS
   Petty cash                               $     75       $    75
   Cash and cash equivalents                 369,091       250,530
   Cash and cash equivalents - partnership       707         5,687
   Tenant accounts receivable                  4,095         2,968
   Prepaid mortgage insurance                 27,152        27,263
                                             ----------------------


        Total current assets                 401,120       286,523

DEPOSITS HELD IN TRUST - FUNDED
   Tenant security deposits held              37,711        36,000

RESTRICTED DEPOSITS AND FUNDED RESERVES
   Mortgage escrow deposits                   77,066        72,692
   Reserve for replacements                  241,862       215,129
   Other escrows                             106,411       187,080
                                             -------------------------

                                             425,339       474,901
RENTAL PROPERTY
   Land                                      111,325       111,325
   Buildings and improvements             10,839,187    10,751,907
   Furnishings                                62,003         2,829


                                             11,012,515   10,866,061
   Less accumulated depreciation               3,416,271   3,019,650
                                             ------------ -----------

                                               7,596,244   7,846,411
OTHER ASSET
   Mortgage costs, less accumulated
     amortization of $105,987 and $94,688        357,283     368,582
                                             -------------------------

                                            $   8,817,697$  9,012,417
                                             ============ ===========








                                    (continued)



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                       Blue Hill Housing Limited Partnership
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                                   BALANCE SHEETS
                                    December 31,

 LIABILITIES AND PARTNERS' EQUITY
                                         1997           1996
                                   ------------    ---------

CURRENT LIABILITIES
   Accounts payable                   $ 111,431$       19,071
   Accrued interest payable -            55,751        56,153
   mortgage
   Management fees payable               10,663         9,608
   Partnership administrative fee        92,061        78,989
   Rent deferred credits                  4,004         3,918
   Current maturities of mortgage
   payables                              28,319        25,571
                                     ---------------------------


        Total current liabilities        302,229        193,310
                                      ------------- --------------

DEPOSITS LIABILITY
   Tenant security deposits (contra)      36,710         36,000


LONG-TERM DEBT
   Mortgage payable, less current       6,498,779     6,527,098
   maturities
   Development fee payable                 98,377       180,518
                                      ----------------------------

                                         6,597,156    6,707,616


CONTINGENCY                                   -             -

PARTNERS' EQUITY                         1,881,602     2,075,491
                                      ------------  ------------

                                      $ 8,817,697 $    9,012,417
                                       ============  =============

















                         See notes to financial statements



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                       Blue Hill Housing Limited Partnership
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                           STATEMENTS OF PROFIT AND LOSS
                              Year ended December 31,

                                             1997         1996         1995
                                       ------------ -----------  ----------

Revenue
   Rental                              $2,104,840    1,914,452     2,087,780
   Interest and other                      37,566       30,997        38,472
                                       -----------------------------------------


                                         2,142,406    1,945,449    2,126,252
                                       -----------  -----------  -----------

Expenses
   Administrative                        290,300      261,456       300,770
   Utilities                             307,875      283,606       280,783
   Operating and maintenance             344,999      382,255       575,190
   Taxes and insurance                   193,017      179,562       180,237
   Interest                              670,054      672,924       675,128
   Depreciation and amortization         407,921      404,875       405,574
   Other                                 117,129       69,184         8,312
                                       -----------------------------------------

                                        2,331,295    2,253,862    2,425,994
                                       ----------  ------------ ------------



     NET LOSS                          $   (188,889)$   (308,413)$    (299,742)
                                        ============ ============ =============
























                         See notes to financial statements



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                       Blue Hill Housing Limited Partnership
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                           STATEMENTS OF PARTNERS' EQUITY
                    Years ended December 31, 1997, 1996 and 1995

                                                      General      Limited
                                          Total       partners     partners
Partners' equity, December 31, 1994    $2,683,646    $(84,193)    $2,767,839

Net loss - 1995                          (299,742)     16,584     (316,326)
                                        -----------------------------------------

Partners' equity, December 31, 1995     2,383,904     (67,609)     2,451,513

Net loss - 1996                          (308,413)      7,298       (315,711)
                                        -----------------------------------------

Partners' equity, December 31, 1996     2,075,491     (60,311)     2,135,802

Distribution                               (5,000)                   (5,000)
                                                          -

Net loss - 1997                          (188,889)        490       (189,379)
                                        -----------------------    --------------


Partners' equity, December 31, 1997      $1,881,602    (59,821)$   1,941,423
                                        ============= ============ ==============


























                         See notes to financial statements



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                       Blue Hill Housing Limited Partnership
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                              STATEMENTS OF CASH FLOWS
                              Year ended December 31,

                                              1997          1996         1995
                                        -------------------------------------
Cash flows from operating activities
   Net loss                            $(188,889)    $(308,413)   $(299,742)
   Adjustments to reconcile net loss
   to net cash provided by operating
   activities
     Depreciation                        396,621      393,576       394,275
     Amortization                         11,299       11,299        11,299
     Changes in asset and liability
     accounts
     (Increase) decrease in assets
        Tenant accounts receivable       (1,128)        (696)        3,560
        Prepaid expenses                     111        2,476       (2,286)
        Tenant security deposits - net   (1,002)        5,791       (4,326)
        Mortgage escrow deposits         (4,373)        (974)       (4,407)
     Increase (decrease) in
     liabilities
        Accounts payable                   2,361      (40,474)       41,566
        Accrued interest payable           (402)         (14)         (178)
        Management fees payable            1,055      (1,404)         1,786
        Rent deferred credits                 86        1,066         2,852
        Partnership administrative fee    13,072       51,823        27,166

          Net cash provided by           228,811      114,056       171,565
                                        ------------- -------------------------
            operating activities

Cash flows from investing activities
   Deposits to reserve for              (42,766)      (40,654)     (42,833)
   replacements
   Withdrawals from reserve for           16,033       31,983        12,634
   replacements
   Withdrawal from other escrow                -       72,416        63,347
   Payment of development fees           (82,141)     (79,500)      (79,400)
   Decrease in other escrows              80,669          -             -
   Investment in buildings and
     improvements and furnishings        (56,454)         -             -
                                        ----------------------------------------

          Net cash used in investing     (84,659)     (15,755)      (46,252)
                                        ----------------------------------------
            activities

Cash flows from financing activities
   Mortgage principal payments          (25,571)      (23,091)     (20,721)
   Distributions paid                    (5,000)          -            -
                                        --------------------------------------


          Net cash used in financing
            activities                  (30,571)      (23,091)     (20,721)
                                        --------      --------     --------

          NET INCREASE IN CASH AND
            CASH EQUIVALENTS             113,581       75,210       104,592


Cash and cash equivalents, beginning     256,292      181,082        76,490
                                        ------------- ----------------------------

Cash and cash equivalents, end         $ 369,873      $256,292      $181,082
                                         ============ ============ ==============

Supplemental disclosure of cash flow
information
   Cash paid for interest during the   $ 670,456      $672,938      $675,306
                                         ============  ===========  =============
   year

                         See notes to financial statements


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                       Blue Hill Housing Limited Partnership
                           NOTES TO FINANCIAL STATEMENTS
                             December 31, 1997 and 1996


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Blue Hill Housing Limited Partnership was organized under the laws of the Commonwealth of Massachusetts on November 4, 1987, for the purpose of acquiring, rehabilitating and operating a low-income residential housing project under Section 221(d)4 of the National Housing Act. The project consists of 144 units located in Dorchester, Massachusetts, and is currently operating under the name of Blue Hill Housing. The project qualifies for the Low-Income Tax Credit established by the Tax Reform Act of 1986.

   Each building of the project has qualified and been allocated low-income housing credits pursuant to Internal Revenue Code Section 42 ("Section 42") which regulates the use of the project as to occupant eligibility and unit gross rent, among other requirements. Each building of the project must meet the provisions of these regulations during each of 15 consecutive years in order to remain qualified to receive the credits.

   Cash distributions are limited by agreements between the partnership and HUD to the extent of surplus cash as defined by HUD. If the partnership does not distribute at least $2,500 annually to the limited partner, the general partners are obligated to pay such shortfall. The distribution is payable from partnership cash.

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

   Property and Equipment

   Land, buildings and improvements are recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method over a 27.5-year life. Personal property is recorded at cost and is depreciated over its estimated service life of five to seven years using accelerated methods. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the statement of profit and loss.
















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                       Blue Hill Housing Limited Partnership
                     NOTES TO FINANCIAL STATEMENTS - CONTINUED
                             December 31, 1997 and 1996


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

   Amortization

   Mortgage costs are amortized over the term of the mortgage loan using the effective interest method.

   Cash and Cash Equivalents

   The partnership invests all cash balances in overnight repurchase agreements with its bank which are invested in U.S. Treasury Notes. Management considers highly liquid investments with original maturity dates of 90 days or less to be cash equivalents.

   Provision for Doubtful Accounts

   The  partnership  considers  accounts  receivable  to be  fully  collectible;
   accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

   Income Taxes

   No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

   Rental Income

   Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the partnership and tenants of the property are operating leases.

   U.S. Treasury Note

   U.S. Treasury notes of $39,791 and $131,580 at December 31, 1997 and 1996, respectively, are carried at amortized cost, which approximates fair value, and are classified as held-to-maturity. The U.S. Treasury notes are reflected in the other escrows account. The notes bear interest at 5.10% - 6.25% and mature through February 28, 1998.















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                       Blue Hill Housing Limited Partnership
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                     NOTES TO FINANCIAL STATEMENTS - CONTINUED
                             December 31, 1997 and 1996


NOTE B - MORTGAGE PAYABLE

   The mortgage note is co-insured by the Federal Housing Administration (FHA) and collateralized by a deed of trust on the rental property. The note bears interest at the rate of 10.25%. Principal and interest are payable by the partnership in monthly installments of $58,002 through October 2029.

   Under agreements with the mortgage lender and FHA, the partnership is required to make monthly escrow deposits for taxes, insurance and replacement of project assets, and is subject to restrictions as to operating policies, rental charges, operating expenditures and distributions to partners.

   The liability of the partnership under the mortgage note is limited to the underlying value of the real estate collateral plus other amounts deposited with the lender.

   Aggregate maturities of the mortgage payable for each of the next five years are as follows:

December 31, 1998      $ 28,319
             1999        31,362
             2000        34,732
             2001        38,591
             2002        42,597

NOTE C - TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

   Development Fee Payable

   The partnership has accrued a development fee payable to the general partners for services provided during the development and rehabilitation of the project. This fee was capitalized as part of the rental property during the year ended December 31, 1989 and is payable from capital contributions, the operating deficit escrow and interest earned on the escrow. During 1997, 1996 and 1995, $82,141, $79,500 and $79,400, respectively, of this fee was paid. As of December 31, 1997 and 1996, $98,377 and $180,518, respectively, remains payable.

















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                       Blue Hill Housing Limited Partnership
                     NOTES TO FINANCIAL STATEMENTS - CONTINUED
                             December 31, 1997 and 1996


NOTE C - TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES (Continued)

   Management Fees

   The property is managed by affiliates of the general partners, pursuant to a management agreement approved by HUD. The current management agreement provides for a management fee of 6% of monthly rental collections. The fee charged to operations during 1997, 1996 and 1995 was $127,538, $115,165 and $146,974, respectively. In addition, a reporting fee of $5.25 per unit per month is charged for bookkeeping and reporting services. The reporting fee charged to operations during each of the three years ended December 31 was $9,072. At December 31, 1997 and 1996, $10,663 and $9,608, respectively, in management fees are payable.

   Partnership Administration Fee

   The partnership has entered into a Partnership Administrative Services agreement with the general partners for their services in managing the business of the partnership. The annual fee is equal to 50% of net cash flow available for distribution as defined in the partnership agreement with a maximum of $500,000 per annum. As of December 31, 1997 and 1996, $92,061 and $78,989 remains payable.

NOTE D - HOUSING ASSISTANCE PAYMENT CONTRACT AGREEMENT

   The Federal Housing Administration (FHA) has contracted with the partnership, under Section 8 of Title II of the Housing and Community Development Act of 1974, to make annual housing assistance payments to the partnership on behalf of qualified tenants. The agreement expires June 16, 2003.

NOTE E - OPERATING DEFICIT ESCROW

   The partnership has entered into an agreement with the Commonwealth of Massachusetts, Executive Office of Communities and Development (EOCD) in order to receive its allocation of housing credit dollar amounts pursuant to
   Section 42 of the Internal Revenue Code. The agreement requires the establishment of a reserve to fund operating deficits for a period of five years from the date of final endorsement of the mortgage. The partnership was required to deposit into an escrow account $684,507, reduced by an estimate of interest which will be earned on the account during the deficit period. The deposit was made prior to final endorsement of the mortgage. As of December 31, 1997 and 1996, $106,411 and $187,080, respectively, are in escrow. Annually, the escrow will be released by one-fifth (reduced by any required funding of operations or to make any replacement required by EOCD).














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                       Blue Hill Housing Limited Partnership
                     NOTES TO FINANCIAL STATEMENTS - CONTINUED
                             December 31, 1997 and 1996


NOTE F - CONTINGENCY

   The project's low-income housing credits are contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct noncompliance within a specified time period could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partner.

NOTE G - OTHER MORTGAGOR ENTITY EXPENSES (INCOME)

   Other mortgagor entity expenses (income) consist of the following:

                                          1997          1996          1995
                                        ----------    ---------    -------

   Interest income, other escrow -        $(2,405)      $(9,805)     $(18,854)
      partnership cash
   Bank charges                               913             -             -
   Partnership administration fee          92,061        78,989        27,166
   Neighborhood work center expense        26,560       -
                                        -------------   ------------------------

                                       $  117,129      $ 69,184      $  8,312
                                        ============   =========== =============

NOTE H - NEIGHBORHOOD NETWORK CENTER

   During 1997, pursuant to HUD's approval, the partnership and Elm Hill Housing, L.P., an affiliate, established a Neighborhood Network Center. Cost incurred by the partnership amounted to $173,014, of which $146,454 was capitalized and $26,560 was expensed.